Exhibit 4.48

1	Dated:

2
ROMAN SHARK I INC., a corporation incorporated under the laws of the Republic of Marshall Islands whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands,
MH96960 ~~(Name of sellers)~~, hereinafter called the “Sellers”, have agreed to sell, and

3
TIANJIN JINHAI SANSHIYI LEASING CO., LTD. (天津津海三十一租赁有限公司), a corporation incorporated under the laws of the People’s Republic of China whose registered address is at Room 202, No.6262, Aozhou
Road, Tianjin Pilot Free Trade Zone (Dongjiang Free Trade Port Zone) (Tianjin Dongjiang Business Secretarial
Service Co., Ltd. Free Trade Zone Branch, No. 13223) ~~(Name of buyers),~~ hereinafter called the “Buyers”, have agreed to buy:

4	Name of vessel: TBC

5	Hull~~IMO~~ Number: 25110056

6	Classification Society: As per Shipbuilding Contract

7	Class Notation: As per Class Certificate

8	Year of Build: 2029 Builder/Yard: Guangzhou Shipyard International Company Limited

9	Flag: Marshall Islands or any other flag state approved by the Buyers Place of Registration: Marshall Islands GT/NT: As per Shipbuilding Contract ~~/~~

10	hereinafter called the “Vessel”, on the following terms and conditions:

11	Definitions

12	“Agreement” means this memorandum of agreement which shall for the avoidance of doubt, include the rider provisions from Clauses 19 (Payment of Purchase Price by Buyers) to 34 (Definitions).

~~“Banking Days” are days on which banks are open both in the country of the currency stipulated for~~

~~13~~	~~the Purchase Price in Clause 1 (Purchase Price) and in the place of closing stipulated in Clause 8~~
~~14~~	~~(Documentation) and (add additional jurisdictions as appropriate).~~

15	“~~Buyers’ Nominated~~ Flag State” means the Marshall Islands or any other flag state of the Vessel as may be agreed in writing by the Buyers and the Sellers ~~(state flag state)~~.

16	“Class” means the class notation referred to above.

17	“Classification Society” means the Society referred to above.

“Dollars” or “$” mean United States dollars, being the lawful currency of the United States of America.

~~18~~	~~“Deposit” shall have the meaning given in Clause 2 (Deposit)~~

~~19~~	~~“Deposit Holder” means (state name and location of Deposit Holder) or, if left blank, the~~

~~20~~	~~Sellers’ Bank, which shall hold and release the Deposit in accordance with this Agreement.~~

21	“In writing” or “written” means a letter handed over from the Sellers to the Buyers or vice versa, a

22	registered letter, e-mail or telefax.

23	“Parties” means the Sellers and the Buyers.

~~24~~	~~“Purchase Price” means the price for the Vessel as stated in Clause 1 (Purchase Price).~~

~~25~~	~~“Sellers’ Account” means (state details of bank account) at the Sellers’ Bank.~~

~~26~~	~~“Sellers’ Bank” means (state name of bank, branch and details) or, if left blank, the bank~~

Copyright © 2012 Norwegian Shipbrokers’ Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers’ Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012.

~~27~~	~~notified by the Sellers to the Buyers for receipt of the balance of the Purchase Price.~~

28	1.	Purchase Price - (See Clause 19 (Payment of Purchase Price by Buyers))

~~29~~	~~The Purchase Price is (state currency and amount both in words and figures).~~

30	2.	Deposit - intentionally omitted

~~31~~	~~As security for the correct fulfilment of this Agreement the Buyers shall lodge a deposit of~~

~~32~~	~~% ( per cent) or, if left blank, 10% (ten per cent), of the Purchase Price (the~~

~~33~~	~~“Deposit”) in an interest bearing account for the Parties with the Deposit Holder within three (3)~~

~~34~~	~~Banking Days after the date that:~~

~~35~~	~~(i) this Agreement has been signed by the Parties and exchanged in original or by~~

~~36~~	~~e-mail or telefax; and~~

~~37~~	~~(ii) the Deposit Holder has confirmed in writing to the Parties that the account has been~~

~~38~~	~~opened.~~

~~39~~	~~The Deposit shall be released in accordance with joint written instructions of the Parties.~~

~~40~~	~~Interest, if any, shall be credited to the Buyers. Any fee charged for holding and releasing the~~

~~41~~	~~Deposit shall be borne equally by the Parties. The Parties shall provide to the Deposit Holder~~

~~42~~	~~all necessary documentation to open and maintain the account without delay.~~

43	3.	Payment (See Clause 19 (Payment of Purchase Price by Buyers))

~~44~~	~~On delivery of the Vessel, but not later than three (3) Banking Days after the date that Notice of~~

~~45~~	~~Readiness has been given in accordance with Clause 5 (Time and place of delivery and~~

~~46~~	~~notices):~~

~~47~~	~~(i) the Deposit shall be released to the Sellers; and~~

~~48~~	~~(ii) the balance of the Purchase Price and all other sums payable on delivery by the Buyers~~

~~49~~	~~to the Sellers under this Agreement shall be paid in full free of bank charges to the~~

~~50~~	~~Sellers’ Account.~~

51	4.	Inspection - intentionally omitted

~~52~~	~~(a)* The Buyers have inspected and accepted the Vessel’s classification records. The Buyers~~

~~53~~	~~have also inspected the Vessel at/in (state place) on (state date) and have~~

~~54~~	~~accepted the Vessel following this inspection and the sale is outright and definite, subject only~~

~~55~~	~~to the terms and conditions of this Agreement.~~

~~56~~	~~(b)* The Buyers shall have the right to inspect the Vessel’s classification records and declare~~

~~57~~	~~whether same are accepted or not within (state date/period).~~

~~58~~	~~The Sellers shall make the Vessel available for inspection at/in (state place/range) within~~

~~59~~	~~(state date/period).~~

~~60~~	~~The Buyers shall undertake the inspection without undue delay to the Vessel. Should the~~

~~61~~	~~Buyers cause undue delay they shall compensate the Sellers for the losses thereby incurred.~~

~~62~~	~~The Buyers shall inspect the Vessel without opening up and without cost to the Sellers.~~

~~63~~	~~During the inspection, the Vessel’s deck and engine log books shall be made available for~~

~~64~~	~~examination by the Buyers.~~

~~65~~	~~The sale shall become outright and definite, subject only to the terms and conditions of this~~

~~66~~	~~Agreement, provided that the Sellers receive written notice of acceptance of the Vessel from~~

~~67~~	~~the Buyers within seventy-two (72) hours after completion of such inspection or after the~~

~~68~~	~~date/last day of the period stated in Line 59, whichever is earlier.~~

Copyright © 2012 Norwegian Shipbrokers’ Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers’ Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012.

~~69~~	~~Should the Buyers fail to undertake the inspection as scheduled and/or notice of acceptance of~~

~~70~~	~~the Vessel’s classification records and/or of the Vessel not be received by the Sellers as~~

~~71~~	~~aforesaid, the Deposit together with interest earned, if any, shall be released immediately to the~~

~~72~~	~~Buyers, whereafter this Agreement shall be null and void.~~

~~73~~	~~*4(a) and 4(b) are alternatives; delete whichever is not applicable. In the absence of deletions,~~

~~74~~	~~alternative 4(a) shall apply.~~

75	5.	Time and place of delivery and notices - (See Clause 27 (Notice, Time and Place of Delivery))

~~76~~	~~(a) The Vessel shall be delivered and taken over safely afloat at a safe and accessible berth or~~

~~77~~	~~anchorage at/in (state place/range) in the Sellers’ option.~~

~~78~~	~~Notice of Readiness shall not be tendered before: (date)~~

~~79~~	~~Cancelling Date (see Clauses 5(c), 6 (a)(i), 6 (a) (iii) and 14):~~

~~80~~	~~(b) The Sellers shall keep the Buyers well informed of the Vessel’s itinerary and shall~~

~~81~~	~~provide the Buyers with twenty (20), ten (10), five (5) and three (3) days’ notice of the date the~~

~~82~~	~~Sellers intend to tender Notice of Readiness and of the intended place of delivery.~~

~~83~~	~~When the Vessel is at the place of delivery and physically ready for delivery in accordance with~~

~~84~~	~~this Agreement, the Sellers shall give the Buyers a written Notice of Readiness for delivery.~~

~~85~~	~~(c) If the Sellers anticipate that, notwithstanding the exercise of due diligence by them, the~~

~~86~~	~~Vessel will not be ready for delivery by the Cancelling Date they may notify the Buyers in writing~~

~~87~~	~~stating the date when they anticipate that the Vessel will be ready for delivery and proposing a~~

~~88~~	~~new Cancelling Date. Upon receipt of such notification the Buyers shall have the option of~~

~~89~~	~~either cancelling this Agreement in accordance with Clause 14 (Sellers’ Default) within three (3)~~

~~90~~	~~Banking Days of receipt of the notice or of accepting the new date as the new Cancelling Date.~~

~~91~~	~~If the Buyers have not declared their option within three (3) Banking Days of receipt of the~~

~~92~~	~~Sellers’ notification or if the Buyers accept the new date, the date proposed in the Sellers’~~

~~93~~	~~notification shall be deemed to be the new Cancelling Date and shall be substituted for the~~

~~94~~	~~Cancelling Date stipulated in line 79.~~

~~95~~	~~If this Agreement is maintained with the new Cancelling Date all other terms and conditions~~

~~96~~	~~hereof including those contained in Clauses 5(b) and 5(d) shall remain unaltered and in full~~

~~97~~	~~force and effect.~~

~~98~~	~~(d) Cancellation, failure to cancel or acceptance of the new Cancelling Date shall be entirely~~

~~99~~	~~without prejudice to any claim for damages the Buyers may have under Clause 14 (Sellers’~~

~~100~~	~~Default) for the Vessel not being ready by the original Cancelling Date.~~

~~101~~	~~(e) Should the Vessel become an actual, constructive or compromised total loss before delivery~~

~~102~~	~~the Deposit together with interest earned, if any, shall be released immediately to the Buyers~~

~~103~~	~~whereafter this Agreement shall be null and void.~~

104	6.	Divers Inspection / Drydocking - intentionally omitted

~~105~~	~~(a)*~~
~~106~~	~~(i) The Buyers shall have the option at their cost and expense to arrange for an underwater~~

~~107~~	~~inspection by a diver approved by the Classification Society prior to the delivery of the~~

~~108~~	~~Vessel. Such option shall be declared latest nine (9) days prior to the Vessel’s intended~~

~~109~~	~~date of readiness for delivery as notified by the Sellers pursuant to Clause 5(b) of this~~

~~110~~	~~Agreement. The Sellers shall at their cost and expense make the Vessel available for~~

~~111~~	~~such inspection. This inspection shall be carried out without undue delay and in the~~

~~112~~	~~presence of a Classification Society surveyor arranged for by the Sellers and paid for by~~

~~113~~	~~the Buyers. The Buyers’ representative(s) shall have the right to be present at the diver’s~~

~~114~~	~~inspection as observer(s) only without interfering with the work or decisions of the~~

~~115~~	~~Classification Society surveyor. The extent of the inspection and the conditions under~~

~~116~~	~~which it is performed shall be to the satisfaction of the Classification Society. If the~~

~~117~~	~~conditions at the place of delivery are unsuitable for such inspection, the Sellers shall at~~

Copyright © 2012 Norwegian Shipbrokers’ Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers’ Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012.

~~118~~	~~their cost and expense make the Vessel available at a suitable alternative place near to~~

~~119~~	~~the delivery port, in which event the Cancelling Date shall be extended by the additional~~

~~120~~	~~time required for such positioning and the subsequent re-positioning. The Sellers may~~

~~121~~	~~not tender Notice of Readiness prior to completion of the underwater inspection.~~

~~122~~	~~(ii) If the rudder, propeller, bottom or other underwater parts below the deepest load line are~~

~~123~~	~~found broken, damaged or defective so as to affect the Vessel’s class, then (1) unless~~

~~124~~	~~repairs can be carried out afloat to the satisfaction of the Classification Society, the~~

~~125~~	~~Sellers shall arrange for the Vessel to be drydocked at their expense for inspection by~~

~~126~~	~~the Classification Society of the Vessel’s underwater parts below the deepest load line,~~

~~127~~	~~the extent of the inspection being in accordance with the Classification Society’s rules (2)~~

~~128~~	~~such defects shall be made good by the Sellers at their cost and expense to the~~

~~129~~	~~satisfaction of the Classification Society without condition/recommendation** and (3) the~~

~~130~~	~~Sellers shall pay for the underwater inspection and the Classification Society’s~~

~~131~~	~~attendance.~~

~~132~~	~~Notwithstanding anything to the contrary in this Agreement, if the Classification Society~~

~~133~~	~~do not require the aforementioned defects to be rectified before the next class~~

~~134~~	~~drydocking survey, the Sellers shall be entitled to deliver the Vessel with these defects~~

~~135~~	~~against a deduction from the Purchase Price of the estimated direct cost (of labour and~~

~~136~~	~~materials) of carrying out the repairs to the satisfaction of the Classification Society,~~

~~137~~	~~whereafter the Buyers shall have no further rights whatsoever in respect of the defects~~

~~138~~	~~and/or repairs. The estimated direct cost of the repairs shall be the average of quotes~~

~~139~~	~~for the repair work obtained from two reputable independent shipyards at or in the~~

~~140~~	~~vicinity of the port of delivery, one to be obtained by each of the Parties within two (2)~~

~~141~~	~~Banking Days from the date of the imposition of the condition/recommendation, unless~~

~~142~~	~~the Parties agree otherwise. Should either of the Parties fail to obtain such a quote within~~

~~143~~	~~the stipulated time then the quote duly obtained by the other Party shall be the sole basis~~

~~144~~	~~for the estimate of the direct repair costs. The Sellers may not tender Notice of~~

~~145~~	~~Readiness prior to such estimate having been established.~~

~~146~~	~~(iii) If the Vessel is to be drydocked pursuant to Clause 6(a)(ii) and no suitable dry-docking~~

~~147~~	~~facilities are available at the port of delivery, the Sellers shall take the Vessel to a port~~

~~148~~	~~where suitable drydocking facilities are available, whether within or outside the delivery~~

~~149~~	~~range as per Clause 5(a). Once drydocking has taken place the Sellers shall deliver the~~

~~150~~	~~Vessel at a port within the delivery range as per Clause 5(a) which shall, for the purpose~~

~~151~~	~~of this Clause, become the new port of delivery. In such event the Cancelling Date shall~~

~~152~~	~~be extended by the additional time required for the drydocking and extra steaming, but~~

~~153~~	~~limited to a maximum of fourteen (14) days.~~

~~154~~	~~(b)* The Sellers shall place the Vessel in drydock at the port of delivery for inspection by the~~

~~155~~	~~Classification Society of the Vessel’s underwater parts below the deepest load line, the extent~~

~~156~~	~~of the inspection being in accordance with the Classification Society’s rules. If the rudder,~~

~~157~~	~~propeller, bottom or other underwater parts below the deepest load line are found broken,~~

~~158~~	~~damaged or defective so as to affect the Vessel’s class, such defects shall be made good at the~~

~~159~~	~~Sellers’ cost and expense to the satisfaction of the Classification Society without~~

~~160~~	~~condition/recommendation**. In such event the Sellers are also to pay for the costs and~~

~~161~~	~~expenses in connection with putting the Vessel in and taking her out of drydock, including the~~

~~162~~	~~drydock dues and the Classification Society’s fees. The Sellers shall also pay for these costs~~

~~163~~	~~and expenses if parts of the tailshaft system are condemned or found defective or broken so as~~

~~164~~	~~to affect the Vessel’s class. In all other cases, the Buyers shall pay the aforesaid costs and~~

~~165~~	~~expenses, dues and fees.~~

~~166~~	~~(c) If the Vessel is drydocked pursuant to Clause 6 (a)(ii) or 6 (b) above:~~

~~167~~	~~(i) The Classification Society may require survey of the tailshaft system, the extent of the~~

~~168~~	~~survey being to the satisfaction of the Classification surveyor. If such survey is~~

~~169~~	~~not required by the Classification Society, the Buyers shall have the option to require the~~

~~170~~	~~tailshaft to be drawn and surveyed by the Classification Society, the extent of the survey~~

Copyright © 2012 Norwegian Shipbrokers’ Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers’ Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012.

~~171~~	~~being in accordance with the Classification Society’s rules for tailshaft survey and~~

~~172~~	~~consistent with the current stage of the Vessel’s survey cycle. The Buyers shall declare~~

~~173~~	~~whether they require the tailshaft to be drawn and surveyed not later than by the~~

~~174~~	~~completion of the inspection by the Classification Society. The drawing and refitting of~~

~~175~~	~~the tailshaft shall be arranged by the Sellers. Should any parts of the tailshaft system be~~

~~176~~	~~condemned or found defective so as to affect the Vessel’s class, those parts shall be~~

~~177~~	~~renewed or made good at the Sellers’ cost and expense to the satisfaction of~~

~~178~~	~~Classification Society without condition/recommendation**.~~

~~179~~	~~(ii) The costs and expenses relating to the survey of the tailshaft system shall be borne by~~

~~180~~	~~the Buyers unless the Classification Society requires such survey to be carried out or if~~

~~181~~	~~parts of the system are condemned or found defective or broken so as to affect the~~

~~182~~	~~Vessel’s class, in which case the Sellers shall pay these costs and expenses.~~

~~183~~	~~(iii) The Buyers’ representative(s) shall have the right to be present in the drydock, as~~

~~184~~	~~observer(s) only without interfering with the work or decisions of the Classification~~

~~185~~	~~Society surveyor.~~

~~186~~	~~(iv) The Buyers shall have the right to have the underwater parts of the Vessel cleaned~~

~~187~~	~~and painted at their risk, cost and expense without interfering with the Sellers’ or the~~

~~188~~	~~Classification Society surveyor’s work, if any, and without affecting the Vessel’s timely~~

~~189~~	~~delivery. If, however, the Buyers’ work in drydock is still in progress when the~~

~~190~~	~~Sellers have completed the work which the Sellers are required to do, the additional~~

~~191~~	~~docking time needed to complete the Buyers’ work shall be for the Buyers’ risk, cost and~~

~~192~~	~~expense. In the event that the Buyers’ work requires such additional time, the Sellers~~

~~193~~	~~may upon completion of the Sellers’ work tender Notice of Readiness for delivery whilst~~

~~194~~	~~the Vessel is still in drydock and, notwithstanding Clause 5(a), the Buyers shall be~~

~~195~~	~~obliged to take delivery in accordance with Clause 3 (Payment), whether the Vessel is in~~

~~196~~	~~drydock or not.~~

~~197~~	~~*6 (a) and 6 (b) are alternatives; delete whichever is not applicable. In the absence of deletions,~~

~~198~~	~~alternative 6 (a) shall apply.~~

~~199~~	~~**Notes or memoranda, if any, in the surveyor’s report which are accepted by the Classification~~

~~200~~	~~Society without condition~~/recommendation are not to be taken into account.

201	7.	Spares, bunkers and other items

202	The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board

203	and on shore. All spare parts and spare equipment including spare tail-end shaft(s) and/or

204	spare propeller(s)/propeller blade(s), if any, belonging to the Vessel at the time of Delivery ~~inspection~~

205	used or unused, whether on board or not shall become the Buyers’ property~~, but spares on~~

206	~~order are excluded. Forwarding charges, if any, shall be for the Buyers’ account~~. The Sellers

207	are not required to replace spare parts including spare tail-end shaft(s) and spare

208	propeller(s)/propeller blade(s) which are taken out of spare and used as replacement prior to

209	delivery, but the replaced items shall be the property of the Buyers. Unused stores and

210
provisions shall be included in the sale and be taken over by the Buyers without extra payment. Any bunkers and unused lubricating oils and greases in storage tanks and unopened drums at the time of Delivery of the Vessel shall be taken over by the Buyers, at no cost to the Buyers.

~~211~~	~~Library and forms exclusively for use in the Sellers’ vessel(s) and captain’s, officers’ and crew’s~~

~~212~~	~~personal belongings including the slop chest are excluded from the sale without compensation,~~

~~213~~	~~as well as the following additional items: (include list)~~

~~214~~	~~Items on board which are on hire or owned by third parties, listed as follows, are excluded from~~

~~215~~	~~the sale without compensation: (include list)~~

~~216~~	~~Items on board at the time of inspection which are on hire or owned by third parties, not listed~~

~~217~~	~~above, shall be replaced or procured by the Sellers prior to delivery at their cost and expense.~~

~~218~~	~~The Buyers shall take over remaining bunkers and unused lubricating and hydraulic oils and~~

Copyright © 2012 Norwegian Shipbrokers’ Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers’ Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012.

~~219~~	~~greases in storage tanks and unopened drums and pay either:~~

~~220~~	~~(a) *the actual net price (excluding barging expenses) as evidenced by invoices or vouchers; or~~

~~221~~	~~(b) *the current net market price (excluding barging expenses) at the port and date of delivery~~

~~222~~	~~of the Vessel or, if unavailable, at the nearest bunkering port,~~

~~223~~	~~for the quantities taken over.~~

~~224~~	~~Payment under this Clause shall be made at the same time and place and in the same~~

~~225~~	~~currency as the Purchase Price.~~

~~226~~	~~“inspection” in this Clause 7, shall mean the Buyers’ inspection according to Clause 4(a) or 4(b)~~

~~227~~	~~(Inspection), if applicable. If the Vessel is taken over without inspection, the date of this~~

~~228~~	~~Agreement shall be the relevant date.~~

~~229~~	~~*(a) and (b) are alternatives, delete whichever is not applicable. In the absence of deletions~~

~~230~~	~~alternative (a) shall apply.~~

231	8.	Documentation - intentionally omitted

~~232~~	~~The place of closing:~~

~~233~~	~~(a) In exchange for payment of the Purchase Price the Sellers shall provide the Buyers with the~~

~~234~~	~~following delivery documents:~~

~~235~~	~~(i) Legal Bill(s) of Sale in a form recordable in the Buyers’ Nominated Flag State,~~

~~236~~	~~transferring title of the Vessel and stating that the Vessel is free from all mortgages,~~

~~237~~	~~encumbrances and maritime liens or any other debts whatsoever, duly notarially attested~~

~~238~~	~~and legalised or apostilled, as required by the Buyers’ Nominated Flag State;~~

~~239~~	~~(ii) Evidence that all necessary corporate, shareholder and other action has been taken by~~

~~240~~	~~the Sellers to authorise the execution, delivery and performance of this Agreement;~~

~~241~~	~~(iii) Power of Attorney of the Sellers appointing one or more representatives to act on behalf~~

~~242~~	~~of the Sellers in the performance of this Agreement, duly notarially attested and legalised~~

~~243~~	~~or apostilled (as appropriate);~~

~~244~~	~~(iv) Certificate or Transcript of Registry issued by the competent authorities of the flag state~~

~~245~~	~~on the date of delivery evidencing the Sellers’ ownership of the Vessel and that the~~

~~246~~	~~Vessel is free from registered encumbrances and mortgages, to be faxed or e-mailed by~~

~~247~~	~~such authority to the closing meeting with the original to be sent to the Buyers as soon as~~

~~248~~	~~possible after delivery of the Vessel;~~

~~249~~	~~(v) Declaration of Class or (depending on the Classification Society) a Class Maintenance~~

~~250~~	~~Certificate issued within three (3) Banking Days prior to delivery confirming that the~~

~~251~~	~~Vessel is in Class free of condition/recommendation;~~

~~252~~	~~(vi) Certificate of Deletion of the Vessel from the Vessel’s registry or other official evidence of~~

~~253~~	~~deletion appropriate to the Vessel’s registry at the time of delivery, or, in the event that~~

~~254~~	~~the registry does not as a matter of practice issue such documentation immediately, a~~

~~255~~	~~written undertaking by the Sellers to effect deletion from the Vessel’s registry forthwith~~

~~256~~	~~and provide a certificate or other official evidence of deletion to the Buyers promptly and~~

~~257~~	~~latest within four (4) weeks after the Purchase Price has been paid and the Vessel has~~

~~258~~	~~been delivered;~~

~~259~~	~~(vii) A copy of the Vessel’s Continuous Synopsis Record certifying the date on which the~~

~~260~~	~~Vessel ceased to be registered with the Vessel’s registry, or, in the event that the registry~~

~~261~~	~~does not as a matter of practice issue such certificate immediately, a written undertaking~~

~~262~~	~~from the Sellers to provide the copy of this certificate promptly upon it being issued~~

~~263~~	~~together with evidence of submission by the Sellers of a duly executed Form 2 stating~~

~~264~~	~~the date on which the Vessel shall cease to be registered with the Vessel’s registry;~~

Copyright © 2012 Norwegian Shipbrokers’ Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers’ Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012.

~~265~~	~~(viii) Commercial Invoice for the Vessel;~~

~~266~~	~~(ix) Commercial Invoice(s) for bunkers, lubricating and hydraulic oils and greases;~~

~~267~~	~~(x) A copy of the Sellers’ letter to their satellite communication provider cancelling the~~

~~268~~	~~Vessel’s communications contract which is to be sent immediately after delivery of the~~

~~269~~	~~Vessel;~~

~~270~~	~~(xi) Any additional documents as may reasonably be required by the competent authorities of~~

~~271~~	~~the Buyers’ Nominated Flag State for the purpose of registering the Vessel, provided the~~

~~272~~	~~Buyers notify the Sellers of any such documents as soon as possible after the date of~~

~~273~~	~~this Agreement; and~~

~~274~~	~~(xii) The Sellers’ letter of confirmation that to the best of their knowledge, the Vessel is not~~

~~275~~	~~black listed by any nation or international organisation.~~

~~276~~	~~(b) At the time of delivery the Buyers shall provide the Sellers with:~~

~~277~~	~~(i) Evidence that all necessary corporate, shareholder and other action has been taken by~~

~~278~~	~~the Buyers to authorise the execution, delivery and performance of this Agreement; and~~

~~279~~	~~(ii) Power of Attorney of the Buyers appointing one or more representatives to act on behalf~~

~~280~~	~~of the Buyers in the performance of this Agreement, duly notarially attested and legalised~~

~~281~~	~~or apostilled (as appropriate).~~

~~282~~	~~(c) If any of the documents listed in Sub-clauses (a) and (b) above are not in the English~~

~~283~~	~~language they shall be accompanied by an English translation by an authorised translator or~~

~~284~~	~~certified by a lawyer qualified to practice in the country of the translated language.~~

~~285~~	~~(d) The Parties shall to the extent possible exchange copies, drafts or samples of the~~

~~286~~	~~documents listed in Sub-clause (a) and Sub-clause (b) above for review and comment by the~~

~~287~~	~~other party not later than (state number of days), or if left blank, nine (9) days prior to the~~

~~288~~	~~Vessel’s intended date of readiness for delivery as notified by the Sellers pursuant to~~

~~289~~	~~Clause 5(b) of this Agreement.~~

~~290~~	~~(e) Concurrent with the exchange of documents in Sub-clause (a) and Sub-clause (b) above,~~

~~291~~	~~the Sellers shall also hand to the Buyers the classification certificate(s) as well as all plans,~~

~~292~~	~~drawings and manuals, (excluding ISM/ISPS manuals), which are on board the Vessel. Other~~

~~293~~	~~certificates which are on board the Vessel shall also be handed over to the Buyers unless~~

~~294~~	~~the Sellers are required to retain same, in which case the Buyers have the right to take copies.~~

~~295~~	~~(f) Other technical documentation which may be in the Sellers’ possession shall promptly after~~

~~296~~	~~delivery be forwarded to the Buyers at their expense, if they so request. The Sellers may keep~~

~~297~~	~~the Vessel’s log books but the Buyers have the right to take copies of same.~~

~~298~~	~~(g) The Parties shall sign and deliver to each other a Protocol of Delivery and Acceptance~~

~~299~~	~~confirming the date and time of delivery of the Vessel from the Sellers to the Buyers.~~

300	9.	Encumbrances

301	The Sellers warrant that the Vessel, at the time of ~~delivery~~Delivery, is free from all charters (other than the Bareboat Charter and the Initial Sub-charter),

302	encumbrances, mortgages and ~~maritime~~ liens (whether maritime or otherwise) or any other debts whatsoever, and is not subject

303	to Port State or other administrative detentions. The Sellers hereby undertake to indemnify the

304	Buyers against all consequences of claims made against the Vessel which have been incurred

305	prior to the time of ~~delivery~~Delivery.

306	10.	Taxes, fees and expenses

307	Any taxes, fees and expenses in connection with the purchase of the Vessel and registration in the ~~Buyers’~~

308	~~Nominated~~ Flag State and ~~shall be for the Buyers’ account, whereas similar charges~~ in connection

309	with the closing of the Sellers’ register shall be for the Sellers’ account.

Copyright © 2012 Norwegian Shipbrokers’ Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers’ Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012.

310	11.	Condition on delivery

311	The Vessel with everything belonging to her shall be at the Sellers’ risk and expense until she is

312	delivered to the Buyers~~, but subject to the terms and conditions of this Agreement she shall be~~

313	~~delivered and taken over as she was at the time of inspection, fair wear and tear excepted~~.

314	However, the Vessel shall be delivered free of cargo and free of stowaways with her Class

315	maintained without condition/recommendation*, free of average damage affecting the Vessel’s

316	class, and with her classification certificates and national certificates, as well as all other

317	certificates the Vessel had at the time of ~~inspection~~Delivery, valid and unextended without

318	condition/recommendation* by the Classification Society or the relevant authorities at the time

319	of ~~delivery~~Delivery.

~~320~~	~~“inspection” in this Clause 11, shall mean the Buyers’ inspection according to Clause 4(a) or~~

~~321~~	~~4(b) (Inspections), if applicable. If the Vessel is taken over without inspection, the date of this~~

~~322~~	~~Agreement shall be the relevant date.~~

323	*Notes and memoranda, if any, in the surveyor’s report which are accepted by the Classification

324	Society without condition/recommendation are not to be taken into account.

325	12.	Name/markings - intentionally omitted

~~326~~	~~Upon delivery the Buyers undertake to change the name of the Vessel and alter funnel~~

~~327~~	~~markings.~~

328	13.	Buyers’ default - intentionally omitted

~~329~~	~~Should the Deposit not be lodged in accordance with Clause 2 (Deposit), the Sellers have the~~

~~330~~	~~right to cancel this Agreement, and they shall be entitled to claim compensation for their losses~~

~~331~~	~~and for all expenses incurred together with interest.~~

~~332~~	~~Should the Purchase Price not be paid in accordance with Clause 3 (Payment), the Sellers~~

~~333~~	~~have the right to cancel this Agreement, in which case the Deposit together with interest~~

~~334~~	~~earned, if any, shall be released to the Sellers. If the Deposit does not cover their loss, the~~

~~335~~	~~Sellers shall be entitled to claim further compensation for their losses and for all expenses~~

~~336~~	~~incurred together with interest.~~

337	14.	Sellers’ default

338
Should the Sellers fail to give ~~Notice of Readiness in accordance~~ notice of the Scheduled Delivery Date by serving a Payment Notice in respect of the Delivery Instalment under ~~with~~ Clause 27 (Notice, Time and Place of Delivery)
~~Clause 5(b)~~ or fail to be

339	ready to validly complete a legal transfer by the Cancelling Date the Buyers shall have the

340	option of cancelling this Agreement. If after ~~Notice of Readiness~~ a Payment Notice in respect of the Delivery Instalment has been given but before

341	the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not

342	made physically ready again by the Cancelling Date and new ~~Notice of Readiness~~ Payment Notice in respect of the Delivery Instalment given, the

343	Buyers shall retain their option to cancel. ~~In the event that the Buyers elect to cancel this~~

~~344~~	~~Agreement, the Deposit together with interest earned, if any, shall be released to them~~

~~345~~	~~immediately.~~

346	Should the Sellers fail to give ~~Notice of Readiness~~ a Payment Notice in respect of the Delivery Instalment by the Cancelling Date or fail to be ready to

347	validly complete a legal transfer as aforesaid they shall make due compensation to the Buyers

348	for their loss and for all expenses together with interest ~~if their failure is due to proven~~

349
~~negligence and whether or not the Buyers cancel this Agreement.~~in accordance with Clause 43 (Fees and
Expenses) of the Bareboat Charter, and this Agreement shall immediately terminate and be cancelled without the need for either Buyers or Sellers to take any action whatsoever.

350	15.	Buyers’ representatives - intentionally omitted

Copyright © 2012 Norwegian Shipbrokers’ Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers’ Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012.

~~351~~	~~After this Agreement has been signed by the Parties and the Deposit has been lodged, the~~

~~352~~	~~Buyers have the right to place two (2) representatives on board the Vessel at their sole risk and~~

~~353~~	~~expense.~~

~~354~~	~~These representatives are on board for the purpose of familiarisation and in the capacity of~~

~~355~~	~~observers only, and they shall not interfere in any respect with the operation of the Vessel. The~~

~~356~~	~~Buyers and the Buyers’ representatives shall sign the Sellers’ P&I Club’s standard letter of~~

~~357~~	~~indemnity prior to their embarkation.~~

358	16.	Law and Arbitration (See Clause 33 (Governing Law and Jurisdiction))

~~359~~	~~(a) *This Agreement shall be governed by and construed in accordance with English law and~~

~~360~~	~~any dispute arising out of or in connection with this Agreement shall be referred to arbitration in~~

~~361~~	~~London in accordance with the Arbitration Act 1996 or any statutory modification or re-~~

~~362~~	~~enactment thereof save to the extent necessary to give effect to the provisions of this Clause.~~

~~363~~	~~The arbitration shall be conducted in accordance with the London Maritime Arbitrators~~

~~364~~	~~Association (LMAA) Terms current at the time when the arbitration proceedings are~~

~~365~~	~~commenced.~~

~~366~~	~~The reference shall be to three arbitrators. A party wishing to refer a dispute to arbitration shall~~

~~367~~	~~appoint its arbitrator and send notice of such appointment in writing to the other party requiring~~

~~368~~	~~the other party to appoint its own arbitrator within fourteen (14) calendar days of that notice and~~

~~369~~	~~stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own~~

~~370~~	~~arbitrator and gives notice that it has done so within the fourteen (14) days specified. If the~~

~~371~~	~~other party does not appoint its own arbitrator and give notice that it has done so within the~~

~~372~~	~~fourteen (14) days specified, the party referring a dispute to arbitration may, without the~~

~~373~~	~~requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator~~

~~374~~	~~and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on~~

~~375~~	~~both Parties as if the sole arbitrator had been appointed by agreement.~~

~~376~~	~~In cases where neither the claim nor any counterclaim exceeds the sum of US$100,000 the~~

~~377~~	~~arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at~~

~~378~~	~~the time when the arbitration proceedings are commenced.~~

~~379~~	~~(b) *This Agreement shall be governed by and construed in accordance with Title 9 of the~~

~~380~~	~~United States Code and the substantive law (not including the choice of law rules) of the State~~

~~381~~	~~of New York and any dispute arising out of or in connection with this Agreement shall be~~

~~382~~	~~referred to three (3) persons at New York, one to be appointed by each of the parties hereto,~~

~~383~~	~~and the third by the two so chosen; their decision or that of any two of them shall be final, and~~

~~384~~	~~for the purposes of enforcing any award, judgment may be entered on an award by any court of~~

~~385~~	~~competent jurisdiction. The proceedings shall be conducted in accordance with the rules of the~~

~~386~~	~~Society of Maritime Arbitrators, Inc.~~

~~387~~	~~In cases where neither the claim nor any counterclaim exceeds the sum of US$ 100,000 the~~

~~388~~	~~arbitration shall be conducted in accordance with the Shortened Arbitration Procedure of the~~

~~389~~	~~Society of Maritime Arbitrators, Inc.~~

~~390~~	~~(c) This Agreement shall be governed by and construed in accordance with the laws of~~

~~391~~	~~(state place) and any dispute arising out of or in connection with this Agreement shall be~~

~~392~~	~~referred to arbitration at (state place), subject to the procedures applicable there.~~

~~393~~	~~*16(a), 16(b) and 16(c) are alternatives; delete whichever is not applicable. In the absence of~~

~~394~~	~~deletions, alternative 16(a) shall apply.~~

395	17.	Notices - (See Clause 28 (Notices))

~~396~~	~~All notices to be provided under this Agreement shall be in writing.~~

~~397~~	~~Contact details for recipients of notices are as follows:~~

~~398~~	~~For the Buyers:~~

Copyright © 2012 Norwegian Shipbrokers’ Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers’ Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012.

~~399~~	~~For the Sellers:~~

400	18.	Entire Agreement

401	The written terms of this Agreement comprise the entire agreement between the Buyers and

402	the Sellers in relation to the sale and purchase of the Vessel and supersede all previous

403	agreements whether oral or written between the Parties in relation thereto.

404	Each of the Parties acknowledges that in entering into this Agreement it has not relied on and

405	shall have no right or remedy in respect of any statement, representation, assurance or

406	warranty (whether or not made negligently) other than as is expressly set out in this Agreement.

407	Any terms implied into this Agreement by any applicable statute or law are hereby excluded to

408	the extent that such exclusion can legally be made. Nothing in this Clause shall limit or exclude

409	any liability for fraud.

For and on behalf of the Sellers	For and on behalf of the Buyers
Name: ANDREAS LOUKA /s/ Andreas Louka	Name: WANG Guang /s/ Wang Guang
Title: Attorney-in-Fact	Title: Legal Representative

Copyright © 2012 Norwegian Shipbrokers’ Association. All rights reserved. Published by BIMCO. No part of this BIMCO SmartCon document may be copied, reproduced or distributed in any form without the prior written permission of the Norwegian Shipbrokers’ Association. Explanatory notes are available from BIMCO at www.bimco.org. Adopted by BIMCO in 1956, revised 1966, 1983, 1986/87, 1993 and 2012.

EXECUTION VERSION	JINGHAISANSHIYI - 2026 - MOA

RIDER CLAUSES TO MEMORANDUM OF AGREEMENT

DATED 9 March 2026

Clause 19 – Payment of purchase price by buyers

(a)	The purchase price (“Purchase Price”) of the Vessel shall be 85% of the lesser of:

(i)	the Shipbuilding Contract Price; and

(ii)	US$45,200,000.

(b)	Subject to the provisions of this Agreement:

(i)	the Sellers hereby agree to sell and transfer all rights, title and interest in the Vessel absolutely, with full title guarantee, on the Delivery Date; and

(ii)	in consideration of the Sellers’ agreement under sub-paragraph (i) above, the Buyers hereby agree to pay the Purchase Price by way of four (4) separate instalments comprising of:

(1)	four (4) Pre-delivery Instalments; and

(2)	the Delivery Instalment.

(c)	The Buyers’ obligation to pay the Purchase Price (or any part thereof) shall be subject to and conditional upon:

(i)	no Potential Termination Event or Termination Event having occurred or being continuing at the time of payment, or which will occur, as a result of the execution by the Sellers or the Buyers of this Agreement or of the performance by the Sellers or the Buyers of their respective obligations under this Agreement;

(ii)	the representations given by each Relevant Person under the Leasing Documents to which it is a party being true and correct on the relevant Payment Date by reference to the facts and circumstances then existing;

(iii)	in respect of each Instalment:

(A)	the Buyers having received a duly completed Payment Notice relating to such Instalment not later than three (3) Business Days prior to the relevant Payment Date of such Instalment;

(B)	prior to the issuance of a Payment Notice in respect of any Instalment by the Sellers to the Buyers, the conditions precedent set out in Part A of Schedule 2 of the Bareboat Charter having been fulfilled to the satisfaction of the Buyers (or waived, with or without conditions as the Buyers may require);

(C)	(in the case of the First Instalment) the conditions precedent set out in Part B of Schedule 2 of the Bareboat Charter having been fulfilled to the satisfaction of the Buyers (or waived, with or without conditions as the

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Buyers may require) at least three (3) Business Days prior to the First Instalment Payment Date, and the Sellers hereby authorize the Buyers to pay the First Instalment on the Payment Date relating thereto to the Head Sellers’ Designated Account;

(D)	(in the case of the Second Instalment) the conditions precedent set out in Part C of Schedule 2 of the Bareboat Charter having been fulfilled to the satisfaction of the Buyers (or waived, with or without conditions as the Buyers may require) at least three (3) Business Days prior to the Second Instalment Payment Date, and the Sellers hereby authorize the Buyers to pay the Second Instalment on the Payment Date relating thereto to the Head Sellers’ Designated Account;

(E)	(in the case of the Third Instalment) the conditions precedent set out in Part D of Schedule 2 of the Bareboat Charter having been fulfilled to the satisfaction of the Buyers (or waived, with or without conditions as the Buyers may require) at least three (3) Business Days prior to the Third Instalment Payment Date, and the Sellers hereby authorize the Buyers to pay the Third Instalment on the Payment Date relating thereto to the Head Sellers’ Designated Account;

(F)	(in the case of the Fourth Instalment) the conditions precedent set out in Part E of Schedule 2 of the Bareboat Charter having been fulfilled to the satisfaction of the Buyers (or waived, with or without conditions as the Buyers may require) at least three (3) Business Days prior to the Fourth Instalment Payment Date, and the Sellers hereby authorize the Buyers to pay the Fourth Instalment on the Payment Date relating thereto to the Head Sellers’ Designated Account; and

(G)	(in the case of the Delivery Instalment) the conditions precedent set out in Part F of Schedule 2 of the Bareboat Charter having been fulfilled to the satisfaction of the Buyers (or waived, with or without conditions as the Buyers may require) at least three (3) Business Days prior to the Delivery Instalment Payment Date, and the Sellers hereby authorize the Buyers to deposit the Delivery Instalment on the Payment Date relating thereto to the Head Sellers’ Bank on an unallocated basis and in accordance with the terms of the Conditional Payment Instructions.

(d)	If:

(i)	the Buyers agree to pay an Instalment before the conditions precedent relating to such Instalment referred to in Clause 19(c) are satisfied, the Sellers undertake to ensure that such outstanding conditions precedent shall be satisfied within five (5) Business Days from its original due date (unless otherwise agreed in writing by the Buyers in their absolute discretion); and

(ii)	the Buyers agree to take delivery of the Vessel under this Agreement and (in their capacity as owner under the Bareboat Charter) agree to charter the Vessel to the Charterers under the Bareboat Charter before all the conditions precedent referred to in this Agreement and the Delivery Conditions Precedent are satisfied, the Sellers undertake to ensure that such outstanding conditions precedent shall

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be satisfied within five (5) Business Days from its original due date (unless otherwise agreed in writing by the Buyers in their absolute discretion).

(e)	If the Sellers have elected to pay any Instalment (other than the Delivery Instalment) directly to the Head Sellers by making the relevant payment to the Head Sellers in accordance with the Shipbuilding Contract, subject to paragraph (c) above, the Buyers shall pay the relevant Instalment directly to the Sellers’ Account after fulfilment (or waiver) of the relevant Instalment Conditions Precedent along with evidence of full payment to the Head Sellers of such relevant Instalment in form and substance satisfactory to the Buyers.

(f)	The Buyers and the Sellers agree that:

(i)	in the case of each Pre-delivery Instalment, payment of the amount of such Pre-delivery Instalment into the Head Sellers’ Designated Account or the Sellers’ Account (as the case may be) shall constitute a full discharge of the Buyers’ obligations to pay such Pre-delivery Instalment under this Agreement; and

(ii)	in the case of the Delivery Instalment, deposit of the Delivery Instalment on an unallocated basis into the Head Sellers’ Bank (in accordance with the Conditional Payment Instructions) shall constitute a full discharge of the Buyers’ obligations to pay the Delivery Instalment under this Agreement, and, in each case, the Buyers shall not be obliged to verify the accuracy of the details of such bank and/or account to ensure that they reflect the requirements of the Shipbuilding Contract or any other document between the Sellers and the Head Sellers or otherwise (other than in cases of manifest error); and the Buyers and the Sellers further agree that the Buyers shall not be required to countersign the SBC PODA and/or execute the MOA PODA until and unless the Instalment Conditions Precedent and the Delivery Conditions Precedent have been fulfilled to the satisfaction of, or waived by, the Buyers.

(g)	If the Shipbuilding Contract Delivery Amount exceeds the Delivery Instalment, the Sellers shall pay an amount equal to such excess (such excess amount being referred to as the “Delivery Shortfall”) directly into the Head Sellers’ Bank at least one (1) Business Day prior to the Delivery Instalment Payment Date (or such other period as may be acceptable to the Buyers and the Head Sellers) and the Sellers shall provide documentary evidence satisfactory to the Buyers that the Delivery Shortfall has been deposited into the Head Sellers’ Bank in accordance with the terms of the Shipbuilding Contract (in the form of a SWIFT payment confirmation, written confirmation of the Head Sellers and/or any such other evidence reasonably acceptable to the Buyers).

(h)	For the avoidance of doubt, the Sellers hereby agree and acknowledge that, the Sellers shall at their own costs and expenses:

(i)	pay (procure the payment) to the Head Sellers the full difference between the total amount due and payable by the Sellers under the Shipbuilding Contract and the Purchase Price. Other than the Instalments, the Sellers are solely accountable for and will pay all other pre-delivery and delivery costs in relation to the Vessel including, but not limited to, any shortfall in each instalment of the Shipbuilding Contract Price which is not funded by the Buyers, any costs pertaining to the

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“Buyer’s supplied items” (as referred to in the Shipbuilding Contract) and any supervision cost under or in connection with the Shipbuilding Contract; and

(ii)	be obliged to supply the Vessel with any bunkers, lubricating oil, greases, hydraulic oil, unbroached provisions, paints, ropes and other consumable stores in the Vessel in accordance with the Shipbuilding Contract.

(i)	All amounts payable hereunder shall be made in Dollars unless otherwise requested by the Buyers in the event that there are any restrictions whatsoever preventing the remittance of payments in Dollars by or to the Buyers or otherwise adversely affecting the ability of the Buyers to make or receive payments in Dollars (including without limitation, any suspension of the SWIFT system in any jurisdiction where the Buyers would have made or received payment or would customarily make or receive payments) or, as a result of any Sanctions, it is unlawful for the Buyers to deal in, or the Buyers are unable to deal in, send or accept, Dollars hereunder, then the Buyers may be able to select such other currency (the “Other Currency”) as they determine in their absolute opinion whereupon the relevant amount shall be converted at the prevailing exchange rate quoted to the Buyers by such bank as the Buyers may reasonably select provided always that (a) dealing in such Other Currency shall not be a breach of any Sanctions and (b) the Head Sellers’ prior written consent to the use of such Other Currency shall be obtained.

Clause 20 – Conditional on Delivery under the Bareboat Charter

The Buyers’ obligation to purchase the Vessel and the Sellers’ obligation to sell the Vessel are conditional upon:

(a)	each Payment Date, the Scheduled Delivery Date and the Delivery Date all falling on a Business Day on or before the Cancelling Date;

(b)	as at the Delivery Date and immediately prior to the payment of the Delivery Instalment, all other amounts payable under the Shipbuilding Contract (including, but not limited to the Delivery Shortfall) having been paid to the Head Sellers or deposited into the Head Sellers’ Bank;

(c)	the fulfilment by the Sellers and/or the Charterers, or (as the case may be) the waiver by the Buyers and/or the Owners, of the Instalment Conditions Precedent and the Delivery Conditions Precedent;

(d)	the Vessel being delivered to the Sellers pursuant to the Shipbuilding Contract and the simultaneous delivery to and acceptance by the Charterers as bareboat charterer of the Vessel in accordance with the terms of the Bareboat Charter; and

(e)	no Termination Event having occurred and being continuing or occurring as a result of the performance by the Sellers and Buyers of their respective obligations under this Agreement.

Clause 21 – Condition of vessel

The Sellers hereby acknowledge that with respect to the sale and purchase of the Vessel under this Agreement, the Buyers are relying on the Sellers in all respects to check all matters concerning the Vessel, safety, condition, quality and fitness for purposes and delivery of the Vessel.

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Clause 22 – Representations and Warranties of Sellers AND BUYERS

The Sellers represent and warrant to the Buyers on the date hereof, on each date on which a Payment Notice is issued by the Sellers, on each Payment Date and on the Delivery Date that (save that any representation or warranty in this Clause which relates to, concerns or is given in respect of the Head Sellers or the Refund Guarantor is given only to the best of the Sellers’ knowledge):

(a)	they are duly incorporated and validly existing under the laws of their jurisdiction of incorporation;

(b)	they have the requisite power and authority to enter into and perform this Agreement and this Agreement constitutes their valid, legal and binding obligations in accordance with its terms;

(c)	the execution and performance by them of this Agreement will not breach or constitute a default under their constitutional documents or any agreement, instrument, order, judgment or other restriction which binds them;

(d)	the copies of the Shipbuilding Contract and the Refund Guarantee provided to the Buyers are true and complete copies of such documents and there have been no amendments, supplements or variations to the same other than as notified in writing to the Buyers (such amendments or supplements having been pre-approved or permitted to be made by the Buyers under this Agreement or the Bareboat Charter);

(e)	the Shipbuilding Contract contains valid, binding and enforceable obligations of the Sellers and the Head Sellers, and both the Sellers and the Head Sellers have obtained all necessary consents, authorizations and permits for the construction of the Vessel;

(f)	there is no breach of the Shipbuilding Contract by either the Sellers or the Head Sellers which entitles either of them to terminate the Shipbuilding Contract has occurred;

(g)	there are no unresolved disputes and/or pending claims for payment between the Head Sellers, the Refund Guarantor and/or the Sellers in respect of the Shipbuilding Contract, the Refund Guarantee and/or the Vessel;

(h)	the Refund Guarantee contains valid, binding and enforceable obligations of the Refund Guarantor, and the Refund Guarantor has obtained all necessary consents, authorisations and permits for the issuance of and performance of its obligations under the Refund Guarantee;

(i)	the Refund Guarantee remains in full force and effect and neither the Sellers nor the Refund Guarantor is in breach of any of the terms of any Refund Guarantee;

(j)	on the Delivery Date, the Vessel is free from all Security Interests;

(k)	the Sellers:

(i)	have good and marketable title to the Shipbuilding Contract and the Refund Guarantee up to and including the Delivery Date; and

(ii)	are the sole legal and beneficial owner of the Vessel immediately prior to Delivery taking place on the Delivery Date; and

(l)	on the Delivery Date, the Vessel:

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(i)	is in a good and safe condition; and

(ii)	is classed with the Classification Society at the highest classification available for vessels of its type and is free of all recommendations or conditions;

(m)	in relation to each of the Sellers and any member of the Group, the Head Sellers and the Refund Guarantor:

(i)	it is not a Prohibited Person;

(ii)	it is not owned or controlled by or acting directly or indirectly on behalf of or for the benefit of, a Prohibited Person;

(iii)	it does not own or control a Prohibited Person; and

(iv)	neither it nor any of its directors, officers or (to the best knowledge and belief of the Sellers) employees or any person acting on its behalf has received notice or are aware of any claim, action, suit, proceeding or investigation against it with respect to Sanctions; and

(j)	no part of the Purchase Price nor the Vessel shall be made available, directly or indirectly, to or for the benefit of a Prohibited Person nor shall they be otherwise directly or indirectly, applied in a manner or for a purpose prohibited by Sanctions.

Clause 23 - Buyers’ Further Rights on Termination

If:

(a)	a Potential Termination Event or a Termination Event occurs prior to Delivery and is continuing;

(b)	it becomes unlawful or illegal or contrary to Sanctions for the Buyers to perform their obligations under this Agreement and other Leasing Documents;

(c)	the Vessel becomes a Total Loss prior to the Delivery Date; or

(d)	the Buyers’ right to cancel arises under Clause 14 for failure of the Sellers to deliver the Vessel by the Cancelling Date,

the Buyers shall have the right (in their reasonable discretion save for paragraph (c) above where such termination will be immediate and automatic as from the date of the Total Loss) to terminate this Agreement immediately by written notice to the Sellers and such termination shall become effective on the date of such written notification (or such other date as the Buyers may specify in such notice), whereupon:

(i)	(without prejudice to Clause 25 (Indemnities) of this Agreement) the Sellers shall cease to have any obligations under this Agreement (including, but not limited to, the Buyers’ obligations to pay any Instalment of the Purchase Price), and further provided that, in consideration of the Buyers entering into this Agreement and agreeing to charter the Vessel upon Delivery to the Charterers pursuant to the terms of the Bareboat Charter as at the date hereof, the Buyers shall be entitled to retain all documented costs, expenses, fees or other amounts paid by the Sellers and/or the Charterers under this Agreement and the other Leasing Documents and if any documented fees and/or expenses which are payable by the Sellers and/or the Charterers pursuant to this Agreement and the other

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Leasing Documents but have not been paid, the Sellers shall forthwith pay such fees and expenses to the Buyers in accordance with this Agreement, and such costs, expenses, fees or other amounts are acknowledged and agreed by the Sellers to be a proportionate amount, having regard to the legitimate interest of the Buyers in protecting against the risk of inter alia, this Agreement being terminated and the Sellers not being able to perform this Agreement; and

(ii)	the Sellers shall be obliged to immediately pay an amount equal to the applicable Termination Sum, as at the date of such termination, provided that:

(A)	if the Buyers (in their capacity as owners) receive payment of the Termination Sum (or part thereof) from the Charterers under the Bareboat Charter, such amount of the Termination Sum actually and irrevocably received by the Buyers shall be set off against the Sellers’ obligation to pay that portion of the Termination Sum equal thereto to the Buyers;

(B)	to the extent that the Buyers receive a refund of any Instalment(s) from the Head Sellers and/or the Refund Guarantor pursuant to the terms of any Leasing Document, any such amount actually and irrevocably received by the Buyers shall be set off against the Sellers’ obligation to pay that portion of the Termination Sum equal thereto to the Buyers; and

(C)	upon the irrevocable receipt of the Termination Sum paid to the Buyers by the Sellers, the Buyers shall, at the cost of the Sellers, within a reasonable time, without representation or warranty, re-assign the Buyer’s rights and interests under the Shipbuilding Contract and the Refund Guarantee to the Sellers in accordance with the terms of the Pre-delivery Assignment.

Clause 24 – Physical presence

If the Flag State requires the Buyers to have a physical presence or office in the jurisdiction of such Flag State, all documented fees, costs and expenses arising out of or in connection with the establishment and maintenance of such physical presence or office by the Buyers shall be borne by the Sellers.

Clause 25 – Indemnities

(a)	In consideration of the Buyers (i) agreeing to pay and/or paying the Purchase Price under the terms of this Agreement and (ii) agreeing to charter the Vessel upon Delivery to the Charterers pursuant to the terms of the Bareboat Charter as at the date hereof, the Sellers shall indemnify and pay such amounts to the Buyers in respect of all documented costs, claims, expenses, liabilities, losses, damages and fees (including but not limited to any documented legal fees, vessel registration and tonnage fees) suffered or incurred by or imposed on the Buyers arising from this Agreement or in connection with the Delivery, registration, purchase and inspection of the Vessel by the Buyers whether prior to, during or after termination of this Agreement or in connection with or resulting from the occurrence of a Termination Event or the funding of all or an portion of the Purchase Price (including but not limited to the event that the funds have been deposited in accordance with Clause 19 but not released in accordance with the Conditional Payment Instructions for any reason whatsoever, other than as a direct and sole result of the Buyers’ gross

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negligence or wilful misconduct), and whether or not the Vessel is in the possession of or the control of the Sellers or otherwise.

(b)	Notwithstanding anything to the contrary herein, the indemnities provided by the Sellers shall be provided in favour of the Buyers and shall continue in full force and effect notwithstanding any breach of the terms of this Agreement or termination of this Agreement pursuant to the terms hereof.

Clause 26 – Access to information and inspection

(a)	The Buyers shall be entitled to request such documents and information that the Buyers may reasonably require in relation to the construction of the Vessel or otherwise in connection with the Vessel (including, without limitation, the status of such construction or otherwise in connection with the Shipbuilding Contract and/or the Refund Guarantees), and such information and documentation shall be delivered as soon as practically possible to the Buyers by the Sellers.

(b)	The Buyers may reasonably request to inspect the Vessel (including but without limitation to all plans, specifications, and other documents and records relating to its construction) during the course of its construction (but no more than once per calendar year), provided that prior notice shall be given to the Sellers, and the Sellers shall use best endeavours to procure that access shall be granted by the Head Sellers for such inspection.

(c)	The Sellers shall promptly notify the Buyers of:

(i)	all material notices and/or claims the Head Sellers has served on it under the Shipbuilding Contract (including but not limited to any notice of delay, default or termination under the Shipbuilding Contract);

(ii)	all material notices the Sellers have served on the Head Sellers under the Shipbuilding Contract; and

(iii)	any material dispute between the Sellers and the Head Sellers in relation to the Shipbuilding Contract.

Clause 27 – Notice, Time and Place of Delivery

(a)	The Vessel shall be delivered and taken over safely afloat at a safe and accessible berth or anchorage at the Head Sellers’ shipyard.

(b)	The Sellers shall keep the Buyers well informed of any changes to the Scheduled Delivery Date of the Vessel promptly upon receiving such updates from the Head Sellers, and shall in any event specify the Scheduled Delivery Date in the Payment Notice in respect of the Delivery Instalment.

(c)	The Delivery shall be required to take place on or before the Cancelling Date.

Clause 28 – Notices

Any notice, certificate, demand or other communication to be served, given, made or sent under or in relation to this Agreement shall be in English and in writing and (without prejudice to any

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other valid method or giving, making or sending the same) shall be deemed sufficiently given or made or sent if sent by registered post or by email to the following respective address or email address:

(A)	to the Buyers:	Address: 49F, ABC Tower, NO.9, YinCheng Road, Pudong New Area, Shanghai 200120, China Attention: Yiye XIANG Email: xiangyiyezl@abcleasing.com Tel: +8621 2068 6853

(B)	to the Sellers:	c/o CENTRAL SHIPPING INC. Address: 20, Iouliou Kaisara Str., Paiania, Attica, Greece
		Attention:	Andreas Louka
		Email:	louka@loukapartners.com
		Tel:	+30 210 81 28 320

or, if a party hereto changes its address or email address, to such other address (or email address) as that party may notify to the other.

Clause 29 – No Waiver of Rights

(a)	No neglect, delay, omission or indulgence on the part of the Buyers in enforcing the terms and conditions of this Agreement shall prejudice the strict rights of the Buyers or be construed as a waiver thereof nor shall any single or partial exercise of any right of either party preclude any other or further exercise thereof.

(b)	No right or remedy conferred upon the Buyers by this Agreement shall be exclusive of any other right or remedy provided for herein or by law and all such rights and remedies shall be cumulative.

Clause 30 – No Set-off or Tax Deduction

(a)	Any payment made by the Sellers to the Buyers under this Agreement shall be paid:

(i)	without any form of set-off, cross-claim or condition; and

(ii)	free and clear of any tax deduction or withholding unless required by law.

(b)	Without prejudice to paragraph (a) of this Clause, if the Sellers are required by law to make a tax deduction from any payment:

(i)	the Sellers shall notify the Buyers as soon as they become aware of the requirement; and

(ii)	the amount due in respect of the payment shall be increased by the amount necessary to ensure that the Buyers receive and retain (free from any liability relating to the tax deduction) a net amount which, after the tax deduction, is equal to the full amount which they would otherwise have received.

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(c)	In this Clause, “tax deduction” means any deduction or withholding for or on account of any present or future tax.

Clause 31 – Assignment and Transfer

(a)	Without prejudice to clause 65 (Assignment and Transfer) of the Bareboat Charter the Sellers shall not assign or transfer (whether by novation or otherwise) their rights and/or obligations under this Agreement except with the Buyers’ prior written consent.

(b)	The Buyers may not assign or transfer (whether by novation or otherwise) any of their rights under this Agreement except with the Sellers’ prior written consent (not to be unreasonably withheld), following which consent the Sellers shall execute such documents and do all such things as reasonably required by the Buyers to facilitate or effect such assignment or transfer.

(c)	Each of the Sellers and Buyers shall bear their own costs arising from any assignment or transfer as permitted under this Clause.

Clause 32 – Miscellaneous

(a)	Unless otherwise expressly stated to the contrary in this Agreement, any payment which is due to be made on a day which is not a Business Day shall be made on the preceding Business Day instead.

(b)	If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions under the law of that jurisdiction nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

(c)	The Sellers waive any rights of sovereign immunity which they or any of their properties may enjoy in any jurisdiction and subjects itself to civil and commercial law with respect to their obligations under this Agreement.

(d)	No term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.

(e)	This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement, as the case may be.

Clause 33 – Governing law and jurisdiction

(a)	This Agreement, and any non-contractual obligations arising out of or in connection with it, are governed by English law.

(b)	Any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”) shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect

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to the provisions of this Clause. The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (“LMAA”) Terms current at the time when the arbitration proceedings are commenced.

(c)	The reference shall be to three (3) arbitrators, one to be appointed by each Party and the third, by the two so appointed. A Party wishing to refer a Dispute to arbitration shall appoint its arbitrator (who shall be either a full member of the LMAA, or a practising barrister of King’s Counsel who is also a member of the Commercial Bar Association, or a retired High Court Judge practising as an arbitrator, in each case who carries on business in London) and shall send notice of such appointment in writing to the other Party requiring the other Party to appoint its own arbitrator within fourteen (14) calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other Party appoints its own arbitrator and give notice that it has done so within the fourteen (14) days specified. If the other Party does not appoint its own arbitrator and give notice that it has done so within the fourteen (14) days specified, the Party referring a Dispute to arbitration may, without the requirement of any further prior notice to the other Party, appoint its arbitrator as sole arbitrator and shall advise the other Party accordingly. The award of a sole arbitrator shall be binding on both Parties as if he or she had been appointed by agreement. Nothing herein shall prevent the Parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator. If the two arbitrators so appointed are unable to agree on the appointment of the third arbitrator within seven (7) days after the appointment of the second arbitrator, they or either of them may by written notice request the President of the LMAA to appoint the third arbitrator within fourteen (14) days of such request.

(d)	Where the reference is to three (3) arbitrators the procedure for making appointments shall be in accordance with the procedure for full arbitration stated above.

(e)	The language of the arbitration shall be English.

(f)	In cases where neither the claim nor any counterclaim exceeds the sum of US$100,000 (or such other sum as the Parties may agree) the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.

Clause 34 – Definitions

Unless otherwise specified hereunder, capitalised terms in this Agreement shall have the same meaning as in the Bareboat Charter:

“Bareboat Charter” means the bareboat charterparty in respect of the Vessel dated on or about the date hereof and entered into between the Buyers as owner and the Charterers as bareboat charterer.

“Builder” means GUANGZHOU SHIPYARD INTERNATIONAL COMPANY LIMITED, a corporation organised and existing under the laws of the People’s Republic of China, having its registered office at No.18 Qihang Road, Longxue Street, Nansha District, Guangzhou, the People’s Republic of China.

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“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, New York and Shanghai and any jurisdiction in which any earnings account is opened.

“Cancelling Date” means _____________________________ or such later date as may be agreed by the Buyers acting in their discretion.

“Charterers” means the Sellers, acting in their capacity as bareboat charterers under the Bareboat Charter.

“Conditional Payment Instructions” means the conditional payment instructions to the Head Sellers’ Bank in the form of a SWIFT MT199 with a SWIFT MT103 or such other format agreed between the Head Sellers, the Sellers and the Buyers, setting out the conditions upon which all (or as the case may be, the relevant portion) of the Delivery Instalment paid to the Head Sellers’ Bank shall be released to the Head Sellers (such conditions to include, without limitation, the presentation to the Head Sellers’ Bank of the SBC PODA duly executed by the Head Sellers and the Sellers (and countersigned by the Buyers)).

“Delivery” means the passing of the legal and beneficial interest in the Vessel from the Sellers to the Buyers pursuant to the terms of this Agreement.

“Delivery Conditions Precedent” means the conditions precedent detailed in clause 35.2(g)(ii) of the Bareboat Charter.

“Delivery Date” means the date on which Delivery occurs.

“Delivery Instalment” has the meaning given to such term under Schedule 1 (Purchase Price Instalments).

“Delivery Instalment Payment Date” means the date specified in the Payment Notice relating to the Delivery Instalment provided that, unless otherwise agreed by the Buyers, any such date shall coincide with the due date of depositing the final instalment of the Shipbuilding Contract Price under the Shipbuilding Contract.

“Delivery Shortfall” has the meaning given to that term in Clause 19.

“Dispute” shall have the meaning ascribed thereto Clause 33(b).

“Dollars” and “US$” mean the lawful currency, for the time being, of the United States of America.

“First Instalment” has the meaning given to such term under Schedule 1 (Purchase Price Instalments).

“First Instalment Payment Date” means the date specified in the Payment Notice relating to the First Instalment.

“Fourth Instalment Payment Date” means the date specified in the Payment Notice relating to the Fourth Instalment.

“Flag State” means the Republic of the Marshall Islands or any other flag state of the Vessel as may be agreed in writing by the Buyers and the Sellers.

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“Head Sellers” means collectively:

(a)	the Builder; and

(b)	China Shipbuilding Trading Co., Ltd., a corporation organised and existing under the laws of the People’s Republic of China with registered office at 56(Yi) Zhongguancun Nan Da Jie, Beijing 100044, the People’s Republic of China (“CSTC”).

“Head Sellers’ Bank” means the bank designated by the Head Sellers under the Shipbuilding Contract as its receiving bank for payment of each instalment of the Shipbuilding Contract Price payable thereunder, details of which have been notified to the Buyers in the relevant Payment Notice and the identity of which is acceptable to the Buyers.

“Head Sellers’ Designated Account” means in respect of each Instalment, the bank account opened with the Head Sellers’ Bank in the name of the Head Sellers and specified by the Sellers in the Payment Notice relating to such Instalment.

“Instalment” means each, or as the context may require, any of the First Instalment, the Second Instalment, the Third Instalment, the Fourth Instalment and the Delivery Instalment.

“Instalment Conditions Precedent” means the conditions precedent details in Clause 19(c) of the Bareboat Charter.

“MOA PODA” means the protocol of delivery and acceptance in respect of the Vessel duly executed by the authorised representatives of the Sellers and the Buyers, evidencing the delivery of the Vessel by the Sellers to the Buyers under this Agreement, in substantially the form attached as Schedule 3.

“Payment Date” means, in respect of an Instalment, the date specified in the column “Payment Date” corresponding to that Instalment under Schedule 1 (Purchase Price Instalments).

“Payment Notice” means, in respect of each Instalment, an irrevocable request for payment of such Instalment, served by the Sellers on the Buyers, which shall be in the form set out in Schedule 1 (Form of Payment Notice) and which shall be signed by at least one officer or authorised attorney of the Sellers.

“Pre-delivery Instalments” means collectively, the First Instalment, the Second Instalment, the Third Instalment and the Fourth Instalment.

“Purchase Price” has the meaning given to it under Clause 19(a).

“Refund Guarantor” means China Construction Bank Corporation, Guangdong Branch or any other reputable bank incorporated in the People’s Republic of China nominated by the Head Sellers and approved by the Buyers in writing.

“SBC PODA” means the protocol of delivery and acceptance in respect of the Vessel to be entered into by the Sellers and the Head Sellers, evidencing the delivery of the Vessel by the Head Sellers to the Sellers under the Shipbuilding Contract.

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“Scheduled Delivery Date” means the date on which the Vessel is scheduled to be delivered by the Head Sellers to the Sellers under the Shipbuilding Contract, as stipulated in the Payment Notice in connection with the Delivery Instalment.

“Second Instalment” has the meaning given to such term under Schedule 1 (Purchase Price Instalments).

“Second Instalment Payment Date” means the date specified in the Payment Notice relating to the Second Instalment.

“Sellers’ Account” means the account as notified by the Sellers to the Buyers in the Payment Notice.

“Sellers’ Bank” means such bank as may be approved by the Buyers in writing, or such other bank nominated by the Sellers which is acceptable to the Buyers.

“Shipbuilding Contract” means the shipbuilding contract dated 3 February 2026 in respect of the Vessel entered into between the Sellers (as buyer) and the Head Sellers (as seller) and as may be amended and/or supplemented from time to time.

“Shipbuilding Contract Delivery Amount” means the amount of the final instalment of the Shipbuilding Contract Price payable by the Sellers to the Head Sellers under Article II(3)(e) of the Shipbuilding Contract.

“Shipbuilding Contract Price” means the price payable by the Sellers (as buyer) to the Head Sellers (as seller) for the Vessel as stated under Article II(1) of the Shipbuilding Contract, being US$45,200,000 as at the date of this Agreement and subject to any adjustment from time to time in accordance with the terms of the Shipbuilding Contract (with the consent of the Buyers).

“Third Instalment” has the meaning given to such term under Schedule 1 (Purchase Price Instalments).

“Third Instalment Payment Date” means the date specified in the Payment Notice relating to the Third Instalment.

“Vessel” means the 47,499 DWT chemical/product oil tanker with builder’s hull number 25110056 under construction by the Head Sellers as at the date of this Agreement.

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Schedule 1 Purchase Price Instalments

Instalment	Amount	Payment Date
First Instalment	an amount equal to 85% of the first (1st) instalment of the Shipbuilding Contract Price payable by the Sellers to the Head Sellers under article II(3)(a) of the Shipbuilding Contract as evidenced by Head Sellers’s invoice, being no more than US$5,763,000 (the “First Instalment”).	the First Instalment Payment Date
Second Instalment	an amount equal to 85% of the second (2nd) instalment of the Shipbuilding Contract Price payable by the Sellers to the Head Sellers under article II(3)(b) of the Shipbuilding Contract, as evidenced by Head Sellers’s invoice, being no more than US$3,842,000 (the “Second Instalment”).	the Second Instalment Payment Date
Third Instalment	an amount equal to 85% of the third (3rd) instalment of the Shipbuilding Contract Price payable by the Sellers to the Head Sellers under article II(3)(c) of the Shipbuilding Contract, as evidenced by Head Sellers’s invoice, being no more than US$3,842,000 (the “Third Instalment”).	the Third Instalment Payment Date
Fourth Instalment	an amount equal to 85% the fourth (4th) instalment of the Shipbuilding Contract Price payable by the Sellers to the Head Sellers under article II(3)(d) of the Shipbuilding Contract, as evidenced by Head Sellers’s invoice, being no more than US$3,842,000 (the “Fourth Instalment”).	the Fourth Instalment Payment Date
Fifth Instalment	an amount equal to the difference between (i) the Purchase Price and (ii) the aggregate amount of Instalments paid by the Buyers pursuant to the terms of this Agreement (the “Fifth Instalment”).	the Delivery Instalment Payment Date

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Schedule 2
Form of Payment Notice

To:	TIANJIN JINHAI SANSHIYI LEASING CO., LTD.

(天津津海三十一租赁有限公司)

Date:	____________________

Memorandum of Agreement dated ____________________ (the “Agreement”)
in relation to a vessel currently under construction with hull No. 25110056 (the “Vessel”)

1.	We refer to the Agreement made between us in relation to the Vessel.

2.	This is a Payment Notice as defined in the Agreement.

3.	Capitalised terms in this Payment Notice have the meanings set out in the Agreement unless otherwise defined herein.

4.	This Payment Notice is irrevocable once issued (unless otherwise agreed by the Buyers).

5.	[The Scheduled Delivery Date is [●].][1]

6.	This Payment Notice relates to the [First/Second/Third/Fourth/Delivery] Instalment.

7.	[The amount that the Head Sellers is entitled to receive under the Shipbuilding Contract in respect of the [first/second/third/fourth/fifth and final] instalment of the Shipbuilding Contract Price, is US$[●].][2]

8.	The Payment Date for the [First/Second/Third/Fourth/Delivery] Instalment is [●].

9.	[For Pre-delivery Instalments:]

We hereby irrevocably request that you pay the [First/Second/Third/Fourth] Instalment in an amount of US$[●] to:

[Head Sellers’ Designated Account/Sellers’ Account]

Beneficiary Bank: [●]
Beneficiary Bank SWIFT Code: [●]
Correspondent Bank: [●]
Name of Account Holder: [●]
Account no: [●]
Correspondent Bank SWIFT Code: [●]

[For Delivery Instalment:]

We hereby irrevocably request that you deposit the Delivery Instalment by way of remittance on [●] of an amount equal to US$[●] representing the Delivery Instalment to

1 To be inserted in the case of the Delivery Instalment

2 To be inserted if the payment is to be made to the Head Sellers directly.

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the suspense account of the Head Sellers’ Bank (full details of which are set out below) together with the Conditional Payment Instructions:

Head Sellers’ Bank

Beneficiary Bank: [●]
Beneficiary Bank SWIFT Code: [●]
Beneficiary Bank Address: [●]
Suspense Account No. with the Beneficiary Bank: [●]
US Correspondent Bank: [●]
US Correspondent Bank SWIFT Code: [●]

10.	We agree that the [payment/depositing] of the [First/Second/Third/Fourth/Delivery] Instalment pursuant to paragraph 9 shall constitute a full discharge of the Buyers’ obligation to make payment of the [First/Second/Third/Fourth/Delivery] Instalment under Clause 19 of the Agreement.

11.	We further represent and warrant that:

(a)	no breach of the Shipbuilding Contract by us or the Head Sellers has occurred;

(b)	no event entitling us nor the Head Sellers to terminate the Shipbuilding Contract has occurred;

(c)	there is no unresolved dispute and/or pending claim for payment between us, the Head Sellers and/or the Refund Guarantor in respect of the Shipbuilding Contract, the Refund Guarantee and/or the Vessel;

(d)	the Refund Guarantee remains in full force and effect and neither us nor (to the best of our knowledge and belief) the Refund Guarantor, is in breach of any of the terms of any Refund Guarantee; and

(e)	no Termination Event or Potential Termination Event (each as defined in the Bareboat Charter) has occurred and is continuing.

Yours faithfully

_______________________________

Name:
Title: attorney-in-fact
for and on behalf of
ROMAN SHARK III INC.
Date:

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Schedule 3

Form of Protocol of Delivery and Acceptance

ROMAN SHARK III INC., a corporation incorporated under the laws of the Republic of the Marshall Islands whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (the “Sellers”) hereby sell, transfer and deliver and TIANJIN JINHAI SANSHIYI LEASING CO., LTD. (天津津海三十一租赁有限公司, a corporation incorporated under the laws of the People’s Republic of China whose registered address is at Room 202, No.6262, Aozhou Road, Tianjin Pilot Free Trade Zone (Dongjiang Free Trade Port Zone) (Tianjin Dongjiang Business Secretarial Service Co., Ltd. Free Trade Zone Branch, No. 13223) (the “Buyers”) hereby accept delivery, title and risk of and in one (1) chemical/product oil tanker named m.t. “[●]” with IMO No. [●], as agreed between the Buyers and the Sellers, at _______ hour ________ time on __________________ and each of the Buyers and the Sellers confirm that the same is delivered in accordance with the Memorandum of Agreement dated ______________________ (as the same may be amended, supplemented and varied from time to time) entered into between (1) the Sellers as seller and (2) the Buyers as buyer.

……………………………………………….

Name:
Title: attorney-in-fact
For and on behalf of
ROMAN SHARK III INC.

……………………………………………….

Name:
Title:
For and on behalf of
TIANJIN JINHAI SANSHIYI LEASING CO., LTD.
(天津津海三十一租赁有限公司

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EXECUTION PAGE

SELLERS

SIGNED BY ANDREAS LOUKA	) /s/ Andreas Louka
for and on behalf of	)
ROMAN SHARK III INC.	)
as attorney-in-fact	)
in the presence of	)

Witness’ signature: /s/ Dimitra Karkaletsi	)
Witness’ name: DIMITRA KARKALETSI	)
Witness’ address: 20 Iouliou Kaisara Street 19002 Paiania Athens, Greece	)

BUYERS

SIGNED BY WANG Guang	) /s/ Wang Guang
for and on behalf of	)
TIANJIN JINHAI SANSHIYI LEASING CO., LTD.	)
(天津津海三十一租赁有限公司))
as legal representative	)
in the presence of	)

Witness’ signature: /s/ Huang Ziqiang	)
Witness’ name: Huang Ziqiang	)
Witness’ address: No. 9, ABC Tower, No. 9, Yincheng Road, Pudong New Area Shanghai 200120, China	)

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